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                                                                      Exhibit 99


US PRESS RELEASE
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SAGE LIFE USA AND SAGE LIFE BERMUDA WILL CEASE NEW BUSINESS IF CAPITAL NOT
RAISED BY END OF YEAR

Johannesburg, Dec 18, 2002: Following previous announcements regarding international capital raising initiatives, the Sage Group Limited has approved plans to suspend the marketing and underwriting activities of Sage Life Assurance of America, Inc. ("Sage Life USA") and Sage Life (Bermuda) Limited ("Sage Life Bermuda") and to cease all new sales of these operations with effect from 1 January 2003. This action will be taken if additional sources of capital necessary to support sales momentum and infrastructure are not secured by that date. The plans include disbanding existing sales, marketing and ancillary resources from mid-January 2003. Administration capabilities will be retained to continue servicing existing contract owners.

The decision to close the international operations to new business in January, if additional capital is not secured, was taken despite the fact that projected total sales for the Sage Group financial reporting period 1 April 2002 to 31 December 2002 of approximately $160 million represent an increase of 18% on the comparable nine month period in the previous year. Assets under management currently amount to $306 million. However, the necessary capital to sustain expansion is currently not accessible, given prolonged weak global capital markets and the negative sentiment which has severely impacted the life insurance sector. Sage Group considered it prudent to utilize existing resources for the management of the existing business on the books.

Sage Group continues to explore a variety of alternatives for its international activities including an outright sale of Sage Life USA and Sage Life Bermuda.
The Group remains
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constrained by currency controls from utilizing South African funds for the cash needs of its international activities.

Contract owner assets of Sage Life USA and Sage Life Bermuda are fully funded and held in separate accounts which are not subject to any general claims against the relevant companies. In addition, the death benefit and other guaranteed rider features have been reinsured with highly-rated reinsurers. All contract owner benefits and rights remain fully in force.

Sage Group Limited is a publicly traded life insurance group on the JSE Securities Exchange in South Africa.

SAGE GROUP LIMITED
("Sage")
(Incorporated in the Republic of South Africa)
(Registration number 1970/010541/06)
(Share code SGG ISIN no ZAE000006623)


CONTACTS:

USA - Robin Marsden, CEO: Sage International, tel:1-203-602-6510
     (rmarsden@sageusa.com)
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South Africa - Bernie Nackan,
Executive Director, Sage Group, tel:27-11-377-5559
     (bernien@sage.co.za)
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